As filed with the Securities and Exchange Commission on December 19, 2008
Registration No. 333-40222

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Post-Effective Amendment No. 1
to
FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
Analog Devices, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Massachusetts	04-2348234
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

One Technology Way, Norwood, MA	02062-9106
(Address of principal executive offices)	(Zip Code)
Analog Devices, Inc.
1998 Stock Option Plan
(Full Title of the Plan)
Margaret K. Seif
One Technology Way
Norwood, MA 02062
(Name and Address of Agent For Service)
(781) 329-4700
(Telephone Number, Including Area Code, of Agent For Service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller Reporting Company ☐

EXPLANATORY NOTE
This Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (File No. 333-40222) (the “2000 Registration Statement”) of Analog Devices, Inc. (the “Company” or the “Registrant”) filed in connection with the Registrant’s 1998 Stock Option Plan, as amended (the “1998 Plan”) is being filed to deregister 6,041,112 shares from the 2000 Registration Statement (the “Carryover Shares”). The Carryover Shares were previously subject to awards granted under the 1998 Plan, which awards have been cancelled or expired. Under the terms of the Registrant’s 2006 Stock Incentive Plan (the “2006 Plan”), the Carryover Shares became automatically available for issuance under the 2006 Plan and, as a result, may not be used for awards under the 1998 Plan. The Carryover Shares are being transferred to a new registration statement on Form S-8 registering additional shares of the Registrant’s common stock that may be issued pursuant to the 2006 Plan.

SIGNATURES
     Pursuant to Rule 478 under the Securities Act, the registrant has duly caused this post-effective amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Norwood, Massachusetts, on this 19th day of December, 2008.

ANALOG DEVICES, INC.
By:	/s/ Jerald G. Fishman
Jerald G. Fishman
President and Chief Executive Officer (Principal Executive Officer)